Exhibit 99.1

PRESS RELEASE

For information contact:

Mike Avara

704-973-7027

mavara@horizonlines.com

HORIZON LINES REPORTS FOURTH-QUARTER 2013 FINANCIAL RESULTS

Adjusted EBITDA Increases 33.1%, For 4th Consecutive Quarter of Double-Digit Improvement

Sets Date for Annual Meeting

CHARLOTTE, NC, March 21, 2014 – Horizon Lines, Inc. (OTCQB: HRZL) today reported financial results for the fiscal fourth quarter ended December 22, 2013.

Financial results are being presented on a continuing operations basis.

Comparison of GAAP and Non-GAAP Results from Continuing Operations	Quarters Ended
(in millions, except per share data)*	12/22/2013	12/23/2012
GAAP:
Operating revenue	$255.4	$259.8
Operating income (loss)	$1.8	$(3.9)
Net loss	$(14.0)	$(17.9)
Net loss per share	$(0.36)	$(0.52)

Non-GAAP:*
EBITDA	$14.7	$8.2
Adjusted operating income	$4.5	$1.0
Adjusted EBITDA	$17.3	$13.0
Adjusted net loss	$(11.5)	$(12.8)
Adjusted net loss per share	$(0.29)	$(0.38)

*	See attached schedules for reconciliation of fourth-quarter 2013 and 2012 reported GAAP results to Non-GAAP results. Per-share amounts reflect the weighted average of 39.4 million basic shares outstanding for the 2013 fourth quarter, compared with 34.3 million basic shares outstanding for the 2012 period.

“Horizon Lines fourth-quarter adjusted EBITDA increased 33.1% over the same period a year ago and the company generated GAAP operating income of $1.8 million in the quarter, the first fourth-quarter GAAP operating profit since 2009. The improvement in adjusted EBITDA was driven largely by reduced vessel charter expense, the absence of vessel incidents, and an increase in third party services,” said Sam Woodward, President and Chief Executive Officer. “The factors driving adjusted EBITDA growth were partially offset by modestly lower rates, net of fuel and reduced fuel recovery. Results represent the fourth consecutive quarter with double-digit percentage growth in adjusted EBITDA over prior-year results, adding further momentum to the improvement of Horizon Lines’ financial performance.”

Horizon Lines 4th Quarter 2013	Page 2 of 12

Fourth-Quarter 2013 Financial Highlights

•	Volume, Rate & Fuel Cost – Container volume for the 2013 fourth quarter totaled 56,628 revenue loads, up 27 loads from the same period a year ago. Unit revenue per container totaled $4,187 in the fourth quarter, compared with $4,295 in 2012. Unit revenue per container, net of fuel surcharges was $3,222, down 0.3% from $3,233 a year ago. Vessel fuel costs averaged $645 per metric ton in the fourth quarter, down 7.1% from the average price of $694 per ton for the same quarter in 2012.

•	Operating Revenue – Fourth-quarter operating revenue declined 1.7% to $255.4 million from $259.8 million a year ago. The factors in the $4.4 million revenue shortfall were a $5.1 million decrease in fuel surcharges and a $0.5 million decline in container revenue rates, partially offset by a $1.2 million rise in non-transportation revenue.

•	Operating Income – The GAAP operating income for the fourth quarter totaled $1.8 million, compared with a loss of $3.9 million a year ago. The 2013 GAAP operating income reflects charges totaling $2.7 million associated with legal settlements, an equipment impairment charge and certain legal expenses. The 2012 GAAP operating loss includes charges totaling $4.9 million related to a restructuring charge, employee severance, certain legal expenses and an equipment impairment charge. Adjusting to exclude these items, fourth-quarter 2013 adjusted operating income totaled $4.5 million, compared with $1.0 million a year earlier. (See reconciliation tables for specific line-item amounts)

•	EBITDA – EBITDA totaled $14.7 million for the 2013 fourth quarter, compared with $8.2 million for the same period a year ago. Adjusted EBITDA for the fourth quarter of 2013 was $17.3 million, versus $13.0 million for 2012. EBITDA and adjusted EBITDA for the 2013 and 2012 fourth quarters were impacted by the same factors affecting operating income. Additionally, 2013 adjusted EBITDA excludes $0.1 million of gain on the conversion of debt. Adjusted EBITDA for the 2012 fourth quarter excludes $0.2 million in gains on the conversion of debt (see reconciliation tables for specific line-item amounts).

•	Net Loss – On a GAAP basis, the fourth-quarter net loss totaled $14.0 million, or $0.36 per share on a weighted average of 39.4 million fully diluted shares outstanding. This compares with year-ago net loss of $17.9 million, or $0.52 per fully diluted share, based on a weighted average of 34.3 million fully diluted shares outstanding. On an adjusted basis, the 2013 fourth-quarter net loss totaled $11.5 million, or $0.29 per share, compared with a net loss of $12.8 million, or $0.38 per share, for the 2012 fourth quarter. Adjusted net income for the 2013 and 2012 fourth quarters reflects the same items that impacted adjusted EBITDA. Additionally, adjusted net income for both periods excludes the accretion of non-cash interest and includes the tax impact of the adjustments (see reconciliation tables for specific line-item amounts).

•

Full-Year Results – For the full fiscal year ended December 22, 2013, operating revenue decreased 3.8% to $1.03 billion from $1.07 billion for fiscal 2012. EBITDA totaled $83.2 million compared with $39.7 million a year ago. Adjusted EBITDA for

Horizon Lines 4th Quarter 2013	Page 3 of 12

2013 totaled $95.2 million, versus $66.0 million a year ago. The $29.2 million improvement was principally due to a reduction in vessel lease expense, lower dry-dock transit and crew-related expenses, higher non-transportation revenue, lower overhead and cost efficiencies resulting from our 2012 and 2013 initiatives, partially offset by lower fuel recovery and lower rates, net of fuel. Adjusted EBITDA for 2013 excludes expenses totaling $12.3 million associated with restructuring charges, equipment impairment charges, a legal settlement, certain legal expenses and severance expense, as well as $0.3 million of gains from marking the conversion feature of debt to fair value. Adjusted EBITDA in 2012 excludes expenses totaling $45.7 million associated with a loss on modification of debt and other refinancing charges, a restructuring charge, employee severance, certain legal expenses and an equipment impairment charge, as well as $19.4 million of gains from marking the conversion feature of debt to fair value (see reconciliation tables for specific line-item amounts). The net loss for 2013 totaled $33.4 million, or $0.91 per share, based on a weighted average of 36.5 million shares outstanding. This compares with a 2012 net loss of $74.4 million, or $3.26 per share, based on a weighted average of 22.8 million shares outstanding. The adjusted net loss for 2013 totaled $20.9 million, or $0.57 per share, compared with an adjusted net loss of $46.1 million, or $2.02 per share per share, for 2012.

•	Shares Outstanding – The company had a weighted daily average of 39.4 million basic and fully diluted shares outstanding for the fourth quarter of 2013, and 36.5 million basic and fully diluted for the full year. This compares with a weighted daily average of 34.3 million basic and fully diluted shares outstanding for the 2012 fourth quarter, and 22.8 million basic and fully diluted shares for the full year. Shares outstanding reflect a mandatory debt-for-equity exchange in the first quarter of 2012, and a further financial restructuring in the second quarter of 2012. As of March 14, 2014, the equivalent of 92.9 million fully diluted shares of the company’s stock were outstanding, consisting of 40.0 million shares of common stock and warrants convertible into 52.9 million shares of common stock.

Liquidity & Debt Structure

The company had total liquidity of $68.6 million as of December 22, 2013, consisting of cash of $5.2 million and $63.4 million available under its asset-based loan (ABL) revolving credit facility. Funded debt outstanding totaled $514.6 million, consisting of: $220.5 million of 11.00% first-lien secured notes due October 15, 2016; $183.9 million of second-lien secured notes due October 15, 2016, bearing interest at 15.00%, being paid in kind with additional second-lien secured notes; a $75.8 million term loan to fund the January 2013 purchase of the company’s Alaska vessels, bearing interest at 10.25% and maturing September 30, 2016; a $20.0 million super-priority term loan, also for purchase of the Alaska vessels, bearing interest at 8.00% and maturing September 30, 2016; $2.0 million of 6.00% convertible notes, due April 15, 2017; and $12.4 million in capital leases. There were no borrowings on the company’s ABL revolving credit facility, which matures October 5, 2016. The company’s weighted average interest rate for funded debt was 12.2%. Availability under the ABL revolving credit facility is based on a percentage of eligible accounts receivable and customary reserves, with a maximum of $100 million. Letters of credit issued against the ABL revolving credit facility totaled $12.9 million at December 22, 2013.

Horizon Lines 4th Quarter 2013	Page 4 of 12

Please see attached schedules for the reconciliation of fourth-quarter and full-year 2013 and 2012 reported GAAP results and Non-GAAP adjusted results.

2014 Outlook

We expect 2014 revenue container loads to be above 2013 levels due to anticipated modest volume growth in all three markets we serve. This projected volume growth takes into consideration the estimated impacts of a new competitor that entered the Puerto Rico Gulf service during 2013 for a full year in 2014, as well as a second vessel being added by a competitor in our Hawaii service during 2014, partially offset by the full-year impact of adding a bi-weekly Jacksonville sailing to our southbound service between Houston, Texas and San Juan, Puerto Rico.

Overall, revenue container rates are expected to range from flat to a marginal improvement in 2014. We expect the new vessel capacity added in Puerto Rico during 2013 and being added in Hawaii in 2014, as well as a challenging economic environment in Puerto Rico, to impact rates in 2014.

We will experience increases in expenses associated with our revenue container volumes, including our vessel payroll costs and benefits, stevedoring, port charges, wharfage, inland transportation costs, and rolling stock costs, among others. Although the number of vessels being dry-docked in 2014 is less than 2013, the costs associated with repositioning vessels and expenses related to spare vessels will slightly exceed 2013 levels.

We expect 2014 financial results to approximate 2013 results, with 2014 adjusted EBITDA projected between $82.0 million and $97.0 million, compared with $95.2 million in fiscal 2013.

Based on our current level of operations, we believe cash flow from operations and borrowings available under the ABL Facility will be adequate to support our business plans. We expect total liquidity during 2014 to reach a low of approximately $30.0 million following payment in April of our semiannual cash interest and principal obligations under the First Lien Notes, then build over the balance of the year and end 2014 at approximately $70.0 million.

Use of Non-GAAP Measures

Horizon Lines reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The company also believes that the presentation of certain non-GAAP measures, i.e., EBITDA and results excluding certain expenses and income, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance without the impact of significant special items. The company further feels these non-GAAP measures enhance the user’s overall understanding of the company’s current financial performance relative to

Horizon Lines 4th Quarter 2013	Page 5 of 12

past performance and provide a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled in the financial tables accompanying this press release. The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

Date Set For Annual Meeting of Stockholders

Horizon Lines also announced that it has established a record date for its 2014 meeting of stockholders. The company’s stockholders of record at the close of business on April 7, 2014, will be entitled to receive notice of the annual meeting and to vote upon matters considered at the meeting. The annual meeting will be held at 11 a.m. local time on Thursday, June 5, 2014, in Charlotte, North Carolina. Additional information regarding the annual meeting will be provided in the company’s Notice of Annual Meeting, which is expected to be furnished to all stockholders of record in April 2014.

About Horizon Lines

Horizon Lines, Inc. is one of the nation’s leading domestic ocean shipping companies and the only ocean cargo carrier serving all three noncontiguous domestic markets of Alaska, Hawaii and Puerto Rico from the continental United States. The company owns a fleet of 13 fully Jones Act qualified vessels and operates five port terminals in Alaska, Hawaii and Puerto Rico. A trusted partner for many of the nation’s leading retailers, manufacturers and U.S. government agencies, Horizon Lines provides reliable transportation services that leverage its unique combination of ocean transportation and inland distribution capabilities to deliver goods that are vital to the prosperity of the markets it serves. The company is based in Charlotte, NC, and its stock trades on the over-the-counter market under the symbol HRZL.

Forward Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “anticipate,” “plan,” “targets,” “projects,” “will,” “expect,” “would,” “could,” “should,” “may,” and similar expressions or phrases identify forward-looking statements.

Factors that may cause expected results or anticipated events or circumstances discussed in this press release to not occur or to differ from expected results include: unfavorable economic conditions in the markets we serve, despite general economic improvement; our substantial leverage may restrict cash flow and thereby limit our ability to invest in our business; the vessels in our fleet continue to age, and we may not have the resources to replace our vessels; our ability to obtain financing on acceptable terms to pay for the potential vessel repowering project; our ability to manage the potential vessel repowering project effectively, to deliver the results we hope to achieve; volatility in fuel prices;

Horizon Lines 4th Quarter 2013	Page 6 of 12

decreases in shipping volumes; our ability to maintain adequate liquidity to operate our business; our ability to make interest payments on our outstanding indebtedness; work stoppages, strikes and other adverse union actions; government investigations and legal proceedings; suspension or debarment by the federal government; failure to comply with safety and environmental protection and other governmental requirements; failure to comply with the terms of our probation; increased inspection procedures and tighter import and export controls; repeal or substantial amendment of the coastwise laws of the United States, also known as the Jones Act; catastrophic losses and other liabilities; the start-up of any additional Jones-Act competitor; failure to comply with the various ownership, citizenship, crewing, and U.S. build requirements dictated by the Jones Act; the arrest of our vessels by maritime claimants; severe weather and natural disasters; or unexpected substantial dry-docking or repair costs for our vessels.

All forward-looking statements involve risk and uncertainties. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. The forward-looking statements included in the press release are made only as of the date they are made, and the company undertakes no obligation to update any such statements, except as otherwise required by applicable law. See the section entitled “Risk Factors” in our 2013 Form 10-K to be filed with the SEC on March 21, 2014, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences.

(tables follow)

Horizon Lines 4th Quarter 2013	Page 7 of 12

Horizon Lines, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	December 22, 2013	December 23, 2012
Assets
Current assets
Cash	$5,236	$27,839
Accounts receivable, net of allowance	100,460	99,685
Materials and supplies	23,369	29,521
Deferred tax asset	1,140	4,626
Other current assets	8,915	8,563

Total current assets	139,120	170,234
Property and equipment, net	226,838	160,050
Goodwill	198,793	198,793
Intangible assets, net	35,154	48,573
Other long-term assets	24,702	23,584

Total assets	$624,607	$601,234

Liabilities and Stockholders’ Deficiency
Current liabilities
Accounts payable	$49,897	$46,584
Current portion of long-term debt, including capital lease	11,473	3,608
Accrued vessel rent	—	4,902
Other accrued liabilities	77,406	87,358

Total current liabilities	138,776	142,452
Long-term debt, including capital lease, net of current portion	504,845	434,222
Deferred rent	—	9,081
Deferred tax liability	1,391	4,662
Other long-term liabilities	23,387	27,559

Total liabilities	668,399	617,976

Stockholders’ deficiency
Preferred stock, $.01 par value, 30,500 shares authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value, 150,000 shares authorized, 38,885 shares issued and outstanding as of December 22, 2013, and 100,000 shares authorized, 34,434 shares issued and outstanding as of December 23, 2012	999	954
Additional paid in capital	384,073	381,445
Accumulated deficit	(429,891)	(397,958)
Accumulated other comprehensive income (loss)	1,027	(1,183)

Total stockholders’ deficiency	(43,792)	(16,742)

Total liabilities and stockholders’ deficiency	$624,607	$601,234

Horizon Lines 4th Quarter 2013	Page 8 of 12

Horizon Lines, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Quarters Ended		Years Ended
	December 22, 2013	December 23, 2012	December 22, 2013	December 23, 2012
Operating revenue	$255,372	$259,825	$1,033,310	$1,073,722
Operating expense:
Vessel	71,586	83,219	293,213	347,937
Marine	53,602	52,618	206,988	208,794
Inland	47,998	46,209	183,445	186,437
Land	36,058	36,378	143,747	147,936
Rolling stock rent	9,216	9,931	38,727	41,474

Cost of services (excluding depreciation expense)	218,460	228,355	866,120	932,578
Depreciation and amortization	8,484	8,657	36,850	38,774
Amortization of vessel dry-docking	4,271	3,316	14,701	13,904
Selling, general and administrative	20,018	19,220	76,709	79,710
Restructuring charge	29	4,340	6,324	4,340
Impairment charge	658	129	3,295	386
Legal settlements	1,387	—	1,387	—
Miscellaneous expense (income), net	287	(279)	(3,453)	(222)

Total operating expense	253,594	263,738	1,001,933	1,069,470
Operating income (loss)	1,778	(3,913)	31,377	4,252
Other expense:
Interest expense, net	17,266	13,852	66,916	62,888
(Gain) loss on conversion of debt	—	(174)	(5)	36,615
Gain on change in value of debt conversion features	(135)	(20)	(271)	(19,405)
Other expense, net	—	10	16	39

Loss from continuing operations before income taxes	(15,353)	(17,581)	(35,279)	(75,885)
Income tax (benefit) expense	(1,322)	323	(1,925)	(1,482)

Net loss from continuing operations	(14,031)	(17,904)	(33,354)	(74,403)
Net (loss) income from discontinued operations	(127)	(68)	1,421	(20,295)

Net loss	$(14,158)	$(17,972)	$(31,933)	$(94,698)

Basic net loss per share:
Continuing operations	$(0.36)	$(0.52)	$(0.91)	$(3.26)
Discontinued operations	(0.00)	(0.00)	0.04	(0.89)

Basic net loss per share	$(0.36)	$(0.52)	$(0.87)	$(4.15)

Diluted net loss per share:
Continuing operations	$(0.36)	$(0.52)	$(0.91)	$(3.26)
Discontinued operations	(0.00)	(0.00)	0.04	(0.89)

Diluted net loss per share	$(0.36)	$(0.52)	$(0.87)	$(4.15)

Number of weighted average shares used in calculations:
Basic	39,426	34,349	36,498	22,794
Diluted	39,426	34,349	36,498	22,794

Horizon Lines 4th Quarter 2013	Page 9 of 12

Horizon Lines, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Years Ended
	December 22, 2013	December 23, 2012
Cash flows from operating activities:
Net loss from continuing operations	$(33,354)	$(74,403)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	24,781	21,295
Amortization of other intangible assets	12,069	17,479
Amortization of vessel dry-docking	14,701	13,904
Amortization of deferred financing costs	3,259	2,615
Gain on change in value of conversion features	(271)	(19,405)
Restructuring charge	6,324	4,340
Impairment charge	3,295	386
Legal settlements	1,387	—
(Gain) loss on conversion of debt	(5)	36,615
Deferred income taxes	(1,922)	(112)
Gain on equipment disposals	(3,604)	(832)
Stock-based compensation	2,895	2,169
Payment-in-kind interest expense	25,587	20,493
Accretion of interest on debt	1,032	3,996
Other non-cash interest accretion	1,374	1,971
Changes in operating assets and liabilities:
Accounts receivable	(775)	6,200
Materials and supplies	5,865	(1,508)
Other current assets	(493)	(1,233)
Accounts payable	3,314	14,900
Accrued liabilities	(9,277)	(2,800)
Vessel rent	(777)	(13,223)
Vessel dry-docking payments	(17,123)	(18,802)
Legal settlement payments	(6,500)	(5,500)
Other assets/liabilities	61	(222)

Net cash provided by operating activities from continuing operations	31,843	8,323
Net cash provided by (used in) operating activities from discontinued operations	1,806	(25,711)

Cash flows from investing activities:
Purchases of property and equipment	(113,846)	(14,823)
Proceeds from the sale of property and equipment	15,739	3,407

Net cash used in investing activities from continuing operations	(98,107)	(11,416)
Net cash provided by investing activities from discontinued operations	—	6,000

Cash flows from financing activities:
Proceeds from issuance of debt	95,000	—
Borrowing under ABL facility	34,300	42,500
Payments under ABL facility	(76,800)	—
Payments on long-term debt	(2,250)	(4,484)
Payments of financing costs	(5,711)	(6,406)
Payments on capital lease obligations	(2,684)	(2,114)

Net cash provided by financing activities	41,855	29,496

Net (decrease) increase in cash from continuing operations	(24,409)	26,403
Net increase (decrease) in cash from discontinued operations	1,806	(19,711)

Net (decrease) increase in cash	(22,603)	6,692
Cash at beginning of year	27,839	21,147

Cash at end of year	$5,236	$27,839

Horizon Lines 4th Quarter 2013	Page 10 of 12

Horizon Lines, Inc.

Adjusted Operating Income Reconciliation

(in thousands)

	Quarter Ended December 22, 2013	Quarter Ended December 23, 2012	Year Ended December 22, 2013	Year Ended December 23, 2012
Operating Income (Loss)	$1,778	$(3,913)	$31,377	$4,252

Adjustments:
Restructuring Charge	29	4,340	6,324	4,340
Antitrust and False Claims Legal Expenses	656	149	921	1,567
Legal Settlement	1,387	—	1,387	—
Impairment Charge	658	129	3,295	386
Union/Other Severance	—	299	327	1,812
Refinancing Costs	—	—	—	972

Total Adjustments	2,730	4,917	12,254	9,077

Adjusted Operating Income	$4,508	$1,004	$43,631	$13,329

Horizon Lines, Inc.

Adjusted Net Loss Reconciliation

(in thousands)

	Quarter Ended December 22, 2013	Quarter Ended December 23, 2012	Year Ended December 22, 2013	Year Ended December 23, 2012
Net Loss	$(14,158)	$(17,972)	$(31,933)	$(94,698)
Net (Loss) Income from Discontinued Operations	(127)	(68)	1,421	(20,295)

Net Loss from Continuing Operations	(14,031)	(17,904)	(33,354)	(74,403)

Adjustments:
Restructuring Charge	29	4,340	6,324	4,340
Accretion of Non-Cash Interest	240	428	1,363	1,971
Legal Settlement	1,387	—	1,387	—
Antitrust and False Claims Legal Expenses	656	149	921	1,567
Impairment Charge	658	129	3,295	386
Union/Other Severance	—	299	327	1,812
Gain on Change in Value of Debt Conversion Features	(135)	(20)	(271)	(19,405)
(Gain) Loss on Conversion of Debt/Other Refinancing Costs	—	(174)	(5)	37,587
Tax Impact of Adjustments	(309)	—	(912)	—

Total Adjustments	2,526	5,151	12,429	28,258

Adjusted Net Loss from Continuing Operations	$(11,505)	$(12,753)	$(20,925)	$(46,145)

Horizon Lines 4th Quarter 2013	Page 11 of 12

Horizon Lines, Inc.

Adjusted Net Loss Per Share Reconciliation

	Quarter Ended December 22, 2013	Quarter Ended December 23, 2012	Year Ended December 22, 2013	Year Ended December 23, 2012
Net Loss Per Share	$(0.36)	$(0.52)	$(0.87)	$(4.15)
Net Income (Loss) Per Share from Discontinued Operations	—	—	0.04	(0.89)

Net Loss Per Share from Continuing Operations	(0.36)	(0.52)	(0.91)	(3.26)

Adjustments Per Share:
Restructuring Charge	—	0.13	0.17	0.19
Accretion of Non-Cash Interest	0.01	0.01	0.04	0.08
Legal Settlement	0.03	—	0.04	—
Antitrust and False Claims Legal Expenses	0.02	—	0.02	0.07
Impairment Charge	0.02	—	0.09	0.02
Union/Other Severance	—	0.01	0.01	0.08
Gain on Change in Value of Debt Conversion Features	—	—	(0.01)	(0.85)
(Gain) Loss on Conversion of Debt/Other Refinancing Costs	—	(0.01)	—	1.65
Tax Impact of Adjustments	(0.01)	—	(0.02)	—
Total Adjustments	0.07	0.14	0.34	1.24

Adjusted Net Loss Per Share from Continuing Operations	$(0.29)	$(0.38)	$(0.57)	$(2.02)

Horizon Lines, Inc.

EBITDA and Adjusted EBITDA Reconciliation

(in thousands)

	Quarter Ended December 22, 2013	Quarter Ended December 23, 2012	Year Ended December 22, 2013	Year Ended December 23, 2012
Net Loss	$(14,158)	$(17,972)	$(31,933)	$(94,698)
Net Income (Loss) from Discontinued Operations	(127)	(68)	1,421	(20,295)

Net Loss from Continuing Operations	(14,031)	(17,904)	(33,354)	(74,403)

Interest Expense, Net	17,266	13,852	66,916	62,888
Tax (Benefit) Expense	(1,322)	323	(1,925)	(1,482)
Depreciation and Amortization	12,755	11,973	51,551	52,678

EBITDA	14,668	8,244	83,188	39,681
Restructuring Charge	29	4,340	6,324	4,340
Antitrust and False Claims Legal Expenses	656	149	921	1,567
Legal Settlement	1,387	—	1,387	—
Impairment Charge	658	129	3,295	386
Union/Other Severance	—	299	327	1,812
Gain on Change in Value of Debt Conversion Features	(135)	(20)	(271)	(19,405)
(Gain) Loss on Conversion of Debt/Other Refinancing Costs	—	(174)	(5)	37,587

Adjusted EBITDA	$17,263	$12,967	$95,166	$65,968

Note: EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization. We believe that EBITDA is a meaningful measure for investors as (i) EBITDA is a component of the measure used by our board of directors and management team to evaluate our operating performance and (ii) EBITDA is a measure used by our management to facilitate internal comparisons to competitors’ results and the marine container shipping and logistics industry in general. Adjusted EBITDA excludes certain charges in order to evaluate our operating performance, and when determining the payment of discretionary bonuses.

Horizon Lines 4th Quarter 2013	Page 12 of 12

Horizon Lines, Inc.

2014 Projected EBITDA and Adjusted EBITDA Reconciliation

(in thousands)

2014
Net Loss from Continuing Operations	$(40,700) - (25,700)
Interest Expense, Net	71,050
Income Taxes	—
Depreciation and Amortization	49,700

EBITDA	80,050 - 95,050
Impairment Charges	250
Severance	700
Antitrust and False Claims Legal Expenses	1,000

Adjusted EBITDA	$82,000 - 97,000

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